EXHIBIT 15
                                   ----------

June 13, 1997

USG Corporation
125 South Franklin Street
Chicago, Illinois 60660

We are aware that USG Corporation has incorporated by reference into its Form S-8 Registration Statement its Form 10-Q for the quarter ended March 31, 1996, which includes our report dated April 21, 1997, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very Truly Yours,

/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP